December 22, 2011
To whom it may concern

REIT Issuer:
Nippon Hotel Fund Investment Corporation
2-6-2, Hamamatsucho Minatoku, Tokyo
Executive Director	Shigeo Sekita
(Securities code: 8985)

Asset Management Company:
Japan Hotel REIT Advisors Co., Ltd.
President & CEO	Shigeo Sekita
Contact: Financial Director	Kazuyuki Udo
Tel: 03-3433-2089

REIT Issuer:
Japan Hotel and Resort, Inc.
Roppongi Hills Mori Tower, 6-10-1,
Roppongi Minatoku, Tokyo
Executive Director	Kaname Masuda
(Securities code: 8981)
Asset Management Company:
Japan Hotel & Resort K.K.
Chief Executive Officer	Hiroyuki Suzui,
Contact: Operations Division Director
Noboru Itabashi
Tel: 03-6439-0333

Notice Concerning the Execution of Merger Agreement between Asset Management Companies

Japan Hotel REIT Advisors Co., Ltd. (“JHRA”), an asset management company of Nippon Hotel Fund Investment Corporation (“NHF”) and Japan Hotel & Resort K.K. (“JHRKK”), an asset management company of Japan Hotel and Resort, Inc. (JHR) reached an agreement on the merger of two companies, etc. (the “Asset Management Companies Merger”) and resolved, at their respective meetings of the Board of Directors held as of the date hereof, to execute a merger agreement with respect to the Asset Management Companies Merger, with April 1, 2012 as the effective date of the merger.

The merger between Nippon Hotel Fund Investment Corporation and Japan Hotel and Resort, Inc. (“Investment Coporations Merger”) involves a statutory merger between foreign companies. The Investment Corporations Merger is subject to disclosure requirements of a foreign country that are different from those of the United States.

Financial information included in this press release was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the Investment Corporations Merger, such as in open market or privately negotiated purchases.

1.	Objective of the Merger

As disclosed in the “Notice Concerning the Execution of Merger Agreement between Nippon Hotel Fund Investment Corporation and Japan Hotel and Resort, Inc.” announced today, NHF and JHR executed a merger agreement as of the date hereof.  NHF will be the surviving corporation of the absorption-type merger (the “Investment Corporations Merger”).

The objective of the Asset Management Companies Merger is the smooth execution of the transfer of asset management operations in connection with the Investment Corporations Merger, as well as the improvement of the value for unitholders of the investment corporation subsequent to the Investment Corporations Merger, through the utilization of the knowledge and expertise of JHRKK personnel with respect to the management of JHR’s properties and JHR’s property management system.

2.	Overview of the Merger Agreement between Asset Management Companies

The agreement on the Asset Management Companies Merger will become effective as of April 1, 2012.  JHRA will be the surviving corporation of the absorption-type merger, while JHRKK will be the absorbed corporation.

JHRA and JHRKK may terminate the agreement on the Asset Management Companies Merger if the Investment Corporations Merger does not take effect on the effective date.  Also, see “Notice Concerning the Execution of Merger Agreement between Nippon Hotel Fund Investment Corporation and Japan Hotel and Resort, Inc.” as indicated in 1. above for more about the conditions precedent of the Investment Corporations Merger.

3.	Conflicts of Interest

As disclosed in the “Notice Concerning the Change of Parent Company (Including Other Related Company) of the Asset Management Company” announced by JHR today, MLQ Investors, L.P. (“MLQ”), the current sponsor of JHR and a wholly owned company of Goldman Sachs Group (“GS Group”), executed an agreement on transfer of shares as of today, under which MLQ will transfer all JHRKK shares (the “Transfer of Shares”) held by MLQ to Rockrise Sdn Bhd (“Rockrise”), a company owned by Real Estate Capital Asia Partners II L.P. (“RECAP II”) (RECAP II, Rockrise and Real Estate Capital Asia Partners III L.P. are hereinafter collectively referred to as “RECAP Group” (Note).).

Subsequent to the completion of the Transfer of Shares and until the effective date of the Investment Corporations Merger, RECAP Group will be block shareholders of the two asset management companies of JHRKK and JHRA.  However, JHRKK and JHRA will continue to properly and strictly observe applicable laws, ordinances and internal rules, etc. concerning the prevention of conflicts of interests, will continue to conduct segregation of information concerning asset management that is exchanged between JHRKK and JHRA as before, and will continue to operate their asset management independently for the purpose of improving value for their respective unitholders.

RECAP Group also has the same will on these points.

(Note)	For details on RECAP Group, see the “Notice Concerning the Change of Parent Company (Including Other Related Company) of the Asset Management Company” announced today.

4.	Merger Overview

(1)	Merger Schedule
Board of directors meeting for approval of the agreement on the Asset Management Companies Merger	December 22, 2011
Execution date of the agreement on the Asset Management Companies Merger	December 22, 2011
Date of a general meeting of shareholders	January 6, 2012 (scheduled)
Effective date of the Asset Management Companies Merger	April 1, 2012 (scheduled)
Date of merger registration	Early April in 2012 (scheduled)
Date of filing with the Prime Minister	Early April in 2012 (scheduled)

(2)	Format of the Merger

The merger will be in the form of an absorption-type merger with JHRA as the surviving company, and JHRKK will be dissolved as a result of the merger.

(3)	Allocations related to the Merger
Company Name	JHRA (surviving company)	JHRKK (dissolving company)
Merger Ratio	1	2.5
(Note)
As of the point that the Asset Management Companies Merger takes effect, Rockrise will own all outstanding shares of JHRKK in accordance with the agreement on transfer of shares with respect to the Transfer of Shares.  Accordingly, JHRA will allocate to Rockrise the number of ordinary shares which is calculated by multiplying the number of ordinary shares owned by JHRA by the merger ratio.

5.	Description of Parties to the Merger
(As of December 22, 2011)
		Surviving Company	Dissolving Company
(1)	Trade Name	Japan Hotel REIT Advisors Co., Ltd.	Japan Hotel & Resort K.K.
(2)	Address of Head Office	2-6-2, Hamamatsucho, Minatoku, Tokyo	6-10-1, Roppongi, Minatoku, Tokyo
(3)	Name and Title of Representative	President & CEO Shigeo Sekita	Chief Executive Officer Hiroyuki Suzui
		(i) Investment management business	(i) Investment management business
		(ii) Real estate management business	(ii) Investment advice/agency business
		(iii) Building lots and buildings transaction business	(iii) Buying, selling and leasing of real estate and hotels as well as brokerage thereof
		(iv) Any businesses incidental or related to any of the preceding items	(iv) Management and appraisal of real estate and hotels
(4)	Line of Business		(v) Collection and provision of information concerning real estate and hotels
(vi) Buying, selling and leasing of fixtures, furniture, fittings, interior ornaments, interior materials and building materials as well as brokerage thereof
(vii) Any businesses incidental or related to any of the preceding items
(5)	Capital	300 million yen	170 million yen
(6)	Date of Incorporation	August 10, 2004	October 7, 2004
(7)	Total Assets	141,041,000 yen (December 2010)	244,037,000 yen (December 2010)
(8)	Total Shareholders’ Equity	148,188,000 yen (December 2010)	348,987,000 yen (December 2010)
(9)	Major Shareholders and their Shareholding Ratios	Rockrise 70% KYORITSU MAINTENANCE CO., LTD. 25% ORIX Real Estate Corporation 5%	MLQ Investors, L.P. 100%

(10)	Relationship between NHF/JHRA and the Counterparties
Capital relationship
There are no capital relationships between NHF and JHRA, and JHR and JHRKK, which should be mentioned.  In addition, there are also no capital relationships between the related persons and associated companies of NHF and JHRA, and the related persons and associated companies of JHR and JHRKK, which should be mentioned.

Personnel relationship
There are no personnel relationships between NHF and JHRA, and JHR and JHRKK, which should be mentioned.  In addition, there are no personnel relationships between the related persons and associated companies of NHF and JHRA, and the related persons and associated companies of JHR and JHRKK, which should be mentioned.

Transactional relationship
There are no transactional relationships between NHF and JHRA, and JHR and JHRKK, which should be mentioned.  In addition, there are also no transactional relationships between the related persons and associated companies of NHF and JHRA, and the related persons and associated companies of JHR and JHRKK, which should be mentioned.

	Related party relationship	NHF and JHRA are not related parties of JHR and JHRKK. In addition, the related persons and associated companies of NHF and JHRA are not related parties of JHR and JHRKK.
(11)	Operating Results and Financial Status for the Most Recent Three Fiscal Years
	Japan Hotel REIT Advisors Co., Ltd.			Japan Hotel & Resort K.K.
Fiscal Period Ended:	March 2009	March 2010	Dec. 2010	March 2009	March 2010	Dec. 2010
Total assets (million yen)	153	157	141	284	213	244
Total shareholders’ equity (million yen)	172	170	148	332	259	348
Net assets per unit (yen)	25,635	26,255	23,506	83,660	62,776	71,775

6.	Post-Merger Situation

(1)	Trade Name	Japan Hotel REIT Advisors Co., Ltd.
(2)	Address	Ebisu Neonato, 4-1-18, Ebisu, Shibuyaku, Tokyo
(3)	Name and Title of Representative	President & Chief Executive Officer Hiroyuki Suzui
		(i)	Investment management business;
		(ii)	Investment advice/agency business
		(iii)	Building lots and buildings transaction business
		(iv)	Lease of real estate and hotels;
(4)	Line of Business	(v)	Management and appraisal of real estate and hotels;
		(vi)	Collection and provision of information concerning real estate and hotels;
		(vii)	Buying, selling and leasing of fixtures, furniture, fittings, interior ornaments, interior materials and building materials as well as brokerage in respect thereof; and
		(viii)	Any businesses incidental or related to any of the preceding items
(5)	Capital	300 million yen (There will be no capital increase with respect to the Asset Management Companies Merger.)
(6)	Total assets	385 million yen (The above figure was calculated by simply adding the total assets of each of the companies as of December 31, 2010)
(7)	Total shareholders’ equity	396 million yen (The above figure was calculated by simply adding the total shareholders’ equity of each of the companies as of December 31, 2010)
(8)	Fiscal Period	December

7.	Outlook

(1)	Content of Change in Asset Management Agreement with Investment Corporation

The asset management agreement between JHR and JHRKK will be terminated by consent as of the effective date of the Investment Corporations Merger, and JHRA will perform the asset management services for the investment corporation after the Investment Corporations Merger, after partially amending the asset management agreement.  No change will be made to the asset management agreements between each investment corporation and each asset management company before the effective date of the Investment Corporations Merger.  The content of the change in the asset management agreement after the Asset Management Companies Merger has not been determined at this time but will be disclosed upon determination.

(2)	Content of Change in Structure of Asset Management Company

No change will be made before the Asset Management Companies Merger.  The content of the change after the Asset Management Companies Merger has not been determined at this time but will be disclosed upon determination.

(3)	Content of Change in Decision-Making Structure for Investment Management

No change will be made before the Asset Management Companies Merger.  The content of the change after the Asset Management Companies Merger has not been determined at this time but will be disclosed upon determination.

(4)	Content of Change in Rules on Compliance and Interested Parties, etc.

No change will be made before the Asset Management Companies Merger.  The content of the change after the Asset Management Companies Merger has not been determined at this time but will be disclosed upon determination.

(5)	Content of Change in Investment Policy

NHF, the surviving corporation, will change its Articles of Incorporation in response to the Investment Corporations Merger, etc. The content of the change after the Asset Management Companies Merger has not been determined at this time but will be disclosed upon determination.

(6)	Content of Change in Agreement with Sponsors, etc.

The following will be succeeded to after the Investment Corporations Merger: (i) “Agreement regarding supports (information service) for acquisition of real estate, etc.” by Kyoritsu Maintenance Co., Ltd., (ii) “Basic agreement regarding information service for brokerage, etc. of profit-earning real estate” by Chuo Mitsui Trust and Banking Company, Limited, (iii) “Statement of intent for backup operating” by Kyoritsu Maintenance Co., Ltd., (iv) “Statement of intent for backup operating” with Capital Advisers Co., Ltd., and (v) “Technical Advisory Agreement” by Shin Nippon Air Technologies Co., Ltd., concerning the asset management of NHF.  The agreement for information service with Goldman Sachs Realty Japan Ltd. which is currently entered by JHR and JHRKK, will continue upon execution of the new agreement, similar to the current one, with the Goldman Sachs Japan Co., Ltd.

(7)	Likelihood of Continuance of Listing of Investment Corporation

The Investment Corporations Merger will be conducted as an absorption-type merger with NHF being the surviving corporation.  Accordingly, JHR will be dissolved according to Article 143 of the Act on Investment Trusts and Investment Corporations.  Investment units issued by JHR are expected to be delisted on March 28, 2012 (three days prior to the effective date of the Investment Corporations Merger) under the delisting standards established by the Tokyo Stock Exchange.

(8)	Future Policies, etc.

The necessary filing and other procedures will be performed for this matter pursuant to the Financial Instruments and Exchange Act, the Building Lots and Buildings Transaction Business Act and other applicable laws and regulations.

*The original Japanese document was distributed to press clubs in the Tokyo Stock Exchange, the Ministry of Land, Infrastructure, Transport and Tourism, and the construction trade newspaper of the Ministry of Land, Infrastructure, Transport and Tourism.
* Website of companies:
Japan Hotel and Resort, Inc.	http://www.jhrth.com/
Nippon Hotel Fund Investment Corporation	http://www.nhf-reit.co.jp/